Exhibit 99.1

            American Spectrum Realty Reports Second Quarter Results

     HOUSTON--(BUSINESS WIRE)--Aug. 8, 2005--

                   Total Revenues Increased 3% from Last Year
        General and Administrative Expenses Decreased 22% from Last Year

     American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today its results for the second quarter of 2005.
     The Company reduced its net loss $658,000 for the quarter ended June 30, 2005, compared to the quarter ended June 30, 2004. Net loss was $2.3 million, or $1.54 per share, for the second quarter of 2005 compared to a net loss of $2.9 million, or $1.88 per share, for the second quarter of 2004. The net loss for the second quarter of 2004 included a $613,000 loss on extinguishment of debt.
     For the quarter ended June 30, 2005, the Company's rental revenue increased $77,000, or 1.2%, from $6.6 million to $6.7 million compared with the quarter ended June 30, 2004. An increase of $311,000 in revenue generated from two Houston office properties acquired subsequent to the second quarter of 2004 was offset by $234,000 fewer revenues from properties owned on June 30, 2005 and 2004. This decrease was primarily due a $139,000 lease buy-out during the second quarter 2004 and a decrease in occupancy. Rental revenue from the acquired properties was included in the Company's results since the date of acquisition of each property. The overall weighted average occupancy of the Company's properties held for investment at June 30, 2005 and 2004 was 85% and 88%, respectively. The decrease in overall occupancy was in large part attributable to the lease renewal and relocation of Daimler Chrysler at 7700 Irvine Center. Commencement of this lease and four other signed leases, all of which are set to commence by September 30, 2005, is anticipated to raise occupancy at the property by 21,000 square feet.
     For the quarter ended June 30, 2005, the Company reduced its general and administrative expenses $257,000 or 21.8%. This decrease was in large part due to a decrease in compensation expense of $135,000 as a result of an overall downsizing of corporate management. Also attributing to this decrease was a cost reduction associated with the printing of the Company's Annual Report, as well as other cutting measures implemented by management.
     Net loss for the six months ended June 30, 2005, was $2.5 million, or $1.66 per share, compared with a net loss of $4.8 million, or $3.06 per share, for the six months ended June 30, 2004.
     For the six months ended June 30, 2005, the Company's rental revenue increased $79,000, or 0.6%, from $13.5 million to $13.6 million compared with the six months ended June 30, 2004. An increase of $640,000 in revenue generated from two Houston office properties acquired subsequent to the second quarter of 2004 was offset by $561,000 fewer revenues from properties owned on June 30, 2005 and 2004. This decrease was primarily due to a $196,000 payment received from the owner of a neighboring property for past use of common parking areas and $293,000 in lease buy-outs incurred at an office property in California during the first six months of 2004 and a decrease in overall weighted average occupancy.
     Results for the six months ended June 30, 2005 and 2004 reflect the following non-cash items (in thousands):


                                                   Six Months Ended
                                                        June 30,
                                                    2005       2004
                                                  ---------- ---------
Non-Cash Charges:
Depreciation and amortization from real estate
 held for investment                                 $5,604    $5,064
Deferred compensation expense                            37        56
                                                  ---------- ---------
Total-Cash Charges                                    5,641     5,120

Non-Cash Items:
Deferred rental income                                 (111)     (396)
Minority interest                                      (358)     (686)
Interest on receivable from principal
 stockholders                                           (26)      (34)
Amortization of loan premiums                          (233)     (263)
Amortization of note receivable discount                  -       (50)
Mark-to-market adjustments on interest rate
 protection agreements                                    -       (67)
                                                  ---------- ---------
Total Non-Cash Items                                   (728)   (1,496)


     William J. Carden, President of American Spectrum, said, "The reduction in general and administrative expenses over the past year has improved our financial results. During the second half of 2005, we will continue to aggressively market our properties to increase occupancy. We will also continue implementing our strategy to sell non-core property types--apartment and shopping center properties--and to sell properties located in the Midwest and Carolina's--our non-core markets."
     American Spectrum Realty, Inc. is a real estate investment and management company that owns 24 office, industrial, apartment and retail properties aggregating over 2.2 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
     Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.


                        Financial Tables Follow

                    American Spectrum Realty, Inc.
                 Consolidated Statements of Operations
           (Dollars in thousands, except per share amounts)

                          Three Months Ended       Six Months Ended
                                June 30,               June 30,
                         ---------------------------------------------
                            2005       2004        2005       2004
                         ----------- ---------- ----------- ----------
REVENUES:
Rental revenue               $6,708     $6,631     $13,566    $13,487
Interest and other
 income                         208         82         257        162
                         ----------- ---------- ----------- ----------
   Total revenues             6,916      6,713      13,823     13,649
                         ----------- ---------- ----------- ----------

EXPENSES:
Property operating
 expense                      2,894      2,561       5,767      5,055
General and
 administrative                 924      1,181       1,844      2,308
Depreciation and
 amortization                 2,812      2,577       5,604      5,064
Interest expense              2,888      2,994       5,869      5,803
                         ----------- ---------- ----------- ----------
   Total expenses             9,518      9,313      19,084     18,230
                         ----------- ---------- ----------- ----------

OTHER LOSS:
Loss on extinguishment
 of debt                          -       (613)          -       (613)
                         ----------- ---------- ----------- ----------
Total other loss                  -       (613)          -       (613)
                         ----------- ---------- ----------- ----------

Net loss before minority
 interest and
 discontinued operations     (2,602)    (3,213)     (5,261)    (5,194)

Minority interest               329        423         358        686
                         ----------- ---------- ----------- ----------

Net loss before
 discontinued operations     (2,273)    (2,790)     (4,903)    (4,508)

Discontinued operations:
 Loss from discontinued
  operations                      -       (141)        (29)      (248)
 Gain on sale of
  discontinued
  operations                      -          -       2,460          -
                         ----------- ---------- ----------- ----------
  (Loss) income from
   discontinued
   operations                     -       (141)      2,431       (248)
                         ----------- ---------- ----------- ----------

   Net loss                 $(2,273)   $(2,931)    $(2,472)   $(4,756)
                         =========== ========== =========== ==========

Basic and diluted per
 share data:
 Net loss before
  discontinued
  operations                 $(1.54)    $(1.79)     $(3.29)    $(2.90)
 (Loss) income from
  discontinued
  operations                      -      (0.09)       1.63      (0.16)
                         ----------- ---------- ----------- ----------
 Net loss                    $(1.54)    $(1.88)     $(1.66)    $(3.06)
                         =========== ========== =========== ==========

Basic weighted average
 shares used              1,476,363  1,556,250   1,487,891  1,555,846


                                         June 30,      December 31,
                                           2005             2004
                                     ---------------- ----------------

Real estate held for investment, net        $165,048         $168,531
Cash                                             855              589
Total assets                                 182,104          187,545
Notes payable, net of premiums               149,299          149,589
Total liabilities                            168,378          170,626
Total stockholders' equity                     8,604           11,427


     CONTACT: American Spectrum Realty, Inc., Houston
              William J. Carden, 713-706-6200